EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Verizon Savings Plan for Management Employees, the Verizon Savings and Security Plan for New York and New England Associates and the Verizon Savings and Security Plan for West Region Hourly Employees of Verizon Communications Inc. (Verizon) of our reports dated February 28, 2011, with respect to the consolidated financial statements of Verizon and the effectiveness of internal control over financial reporting of Verizon, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2010, and the related financial statement schedule of Verizon included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
New York, New York

February 28, 2011